Exhibit 99.1

Annovis Appoints Mark Guerin as Chief Financial Officer

MALVERN, Pa., Sept. 25, 2025 (GLOBE NEWSWIRE) -- Annovis Bio, Inc. (NYSE: ANVS) ("Annovis" or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today announced the appointment of Mark Guerin, CPA, CMA, CFM, as Chief Financial Officer (CFO) to help lead the Company through a pivotal phase as buntanetap continues to show promise in late-stage clinical development.

Mr. Guerin has extensive experience and a successful track record in managing financial operations within biopharma companies. In 2013, he joined Onconova Therapeutics, now known as Traws Pharma, Inc. (Nasdaq: TRAW), to augment the company’s financial reporting, forecasting, and internal controls following its IPO in July 2013, and was named its CFO in 2016. During his tenure as CFO, Onconova completed several critical financing transactions, including a rights offering, public offerings, registered direct offerings, and at-the-market offerings. Onconova merged with Trawsfynydd Therapeutics, Inc. in April 2024, with concurrent investments from OrbiMed and Torrey Pines, to form Traws Pharma, Inc. and to advance product candidates of both companies in virology and oncology. The company also completed an additional $20 million financing in December 2024.

Prior to joining Onconova, Mr. Guerin worked as an interim senior finance and accounting executive, facilitating post-acquisition integration activities of newly acquired private equity portfolio companies. He also served as Vice President of Finance and CFO at Cardiokine, Inc., overseeing its New Drug Application filing and subsequent sale of the company. Earlier in his career, Mr. Guerin was Director, Financial Reporting and Internal Controls at Barrier Therapeutics, Inc., supporting the company through its IPO and follow-on offering.

Mr. Guerin began his career at Coopers & Lybrand in Philadelphia. He has a bachelor’s degree in accounting from DeSales University and holds CPA, CMA, and CFM professional certifications.

“I am very excited to join the Annovis team at this critical juncture for the company and for patients with neurodegenerative diseases, as buntanetap has demonstrated efficacy in smaller trials and is on track to replicate that success in larger, registrational clinical studies,” commented Mark Guerin, CFO at Annovis. “I look forward to supporting the clinical success of buntanetap and to Annovis delivering a therapeutic solution for patients who need it most.”

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as Alzheimer’s disease (AD) and Parkinson’s disease (PD). The Company is committed to developing innovative therapies that improve patient outcomes and quality of life. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

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Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.
101 Lindenwood Drive
Suite 225
Malvern, PA 19355
www.annovisbio.com

Investor Contact:
Alexander Morin, Ph.D.
Director, Strategic Communications
Annovis Bio
ir@annovisbio.com